EXHIBIT 23.1

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 related to $50,000,000 of Global Geophysical Services, Inc. 10.500% Senior Notes, due 2017, and to the incorporation by reference of our report dated February 22, 2012, with respect to the consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries (the “Company”) as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and to the incorporation by reference of our report dated February 22, 2012, with respect to the internal control over financial reporting of the Company as of December 31, 2011.

Houston, Texas
July 26, 2012